Exhibit 23.3

July 2, 2019

Aptorum Group Limited

17th Floor, Guangdong Investment Tower

148 Connaught Road Central

Hong Kong

Ladies and Gentlemen:

We hereby consent to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

HUNTER TAUBMAN FISCHER & LI LLC

1450 Broadway, 26th Floor ■ New York, NY 10018 ■ t: 212.530.2210 ■ f: 212.202.6380 ■ www.htflawyers.com